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Exhibit 10.19
                                   PROMISSORY NOTE


$1,400,000                                                        April 30, 1999


     FOR VALUE RECEIVED, The Cobalt Group, Inc., a Washington corporation ("Cobalt"), promises to pay to the order of Compu-Time, Inc. ("Seller"), at Seller's office at 8305 S.E. Monterey, Suite 110, Portland, OR 97266, or at such other address as the holder hereof may from time to time designate in writing, the principal sum of One Million Four Hundred Thousand Dollars ($1,400,000) together with interest from the date of this Promissory Note (this "Note") until July 30, 1999 ("Maturity") on the principal balance from time to time remaining unpaid hereon at the rate of eight and seventy-five one hundredths percent (8.75%) per annum. Prior to Maturity, interest on this Note will be payable in arrears on the first business day of each calendar month with respect to the prior calendar month, except that the first such payment will be payable on June 1, 1999 with respect to the period from the date of this Note through May 31, 1999. There are no scheduled payments of principal on this Note prior to Maturity. All then unpaid principal and interest hereon shall be due and payable on Maturity.

     This Note evidences a part of the purchase price for Cobalt's purchase from Seller of the membership interest of Seller in PartsVoice LLC, an Oregon limited liability company ("PartsVoice") represented by membership certificate number __ of PartsVoice (the "Membership Certificate") pursuant to the Purchase Agreement dated as April 19, 1999 to which Cobalt and Seller are parties (the "Purchase Agreement"). This Note is secured by a pledge of the Membership Certificate pursuant to the Pledge and Security Agreement dated of even date herewith between Cobalt and Seller (the "Pledge Agreement").

     Cobalt shall have the right to prepay any or all of the outstanding balance of this Note at any time and from time to time without penalty or premium of any kind.

     Until this Note is paid, Cobalt shall be required, within two (2) business days of its receipt of the net proceeds of a Qualified Public Offering, to pay in full to Seller all remaining amounts due under this Note (a "Mandatory Prepayment"), subject to the consent of the underwriters. As used herein, "Qualified Public Offering" shall mean a public offering of equity securities of Cobalt with net proceeds to Cobalt of at least $25 million.

     Each of the following shall constitute an Event of Default ("Event of Default") hereunder and under the Pledge Agreement:

          (a) Failure of Cobalt to make any payment or Mandatory Prepayment of principal or interest upon this Note when due, and such failure or refusal shall continue for a period of ten (10) days after written notice is given to Cobalt by Seller specifying such failure; provided, however, that no written notice is required to be given to Cobalt by Seller if Seller

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has already given Cobalt written notice on two separate occasions of the failure to make payment in the prior twelve (12)months; or

          (b) Failure of Cobalt to observe or perform any other covenant or condition contained in this Note and such default shall continue for thirty (30) days after notice is given to Cobalt specifying the nature of the failure; or

          (c) Filing by Cobalt of a voluntary petition in bankruptcy or filing by Cobalt of any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, or similar relief for itself under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, or the seeking, consenting to, or acquiescing by Cobalt in the appointment of any trustee, receiver, custodian, conservator or liquidator for Cobalt, or the making by Cobalt of any general assignment for the benefit of creditors; or

          (d) Filing of a petition against Cobalt seeking any reorganization, arrangement, composition, readjustment, liquidation, or similar relief under any present or future federal, state or other law or regulation relating to bankruptcy, insolvency or other relief for debts, or the appointment of any trustee, receiver, custodian, conservator or liquidator of Cobalt, unless such petition shall be dismissed within sixty (60) days after such filing, but in any event prior to the entry of an order, judgment or decree approving such petition; or

          (e) The institution of any proceeding for the dissolution of Cobalt voluntarily, involuntarily, or by operation of law; or

          (f) The occurrence and continuation of an Event of Default (as therein defined) under the Pledge Agreement; or

          (g) Failure of Cobalt to observe or perform any obligation of Cobalt under the Purchase Agreement or the Agreement for Management of Security of even date herewith among Cobalt, Compu-Time, Inc., Parts Finder Locating Systems, Inc., and Locators, Inc. (the "Management Agreement") when such observance or performance is due, and such failure shall continue beyond the applicable cure period set forth in such Agreement, or if the default cannot be cured within such applicable cure period, Cobalt fails within such time to commence and pursue curative action with reasonable diligence or fails at any time after expiration of such applicable cure period to continue with reasonable diligence all necessary curative actions.

     Upon the occurrence of any of the foregoing Events of Default, Seller shall have the option in writing to declare the entire amount of principal and interest due under this Note


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immediately due and payable, and Seller may exercise any of its rights under this Note and the Pledge Agreement. After acceleration or Maturity, Cobalt shall pay interest on the outstanding principal balance of this Note at the rate of thirteen and seventy-five one hundredths percent (13.75%) per annum provided that such interest rate shall not exceed the maximum interest rate permitted by law.

     All payments of the principal and interest on this Note shall be first applied against interest and made in coin or currency of the United States of America which at the time shall be the legal tender for the payment of public and private debts.

     If this Note is placed in the hands of an attorney for collection, Cobalt agrees to pay any reasonable attorneys' fees and costs incurred by Seller in connection therewith, and in the event suit or action is instituted to enforce or interpret this Note, the prevailing party shall be entitled to recover all expenses reasonably incurred at, before or after trial and on appeal, whether or not taxable as costs, or in connection with post-judgment collection efforts, including, without limitation, reasonable attorneys' fees, witness fees (expert and otherwise), deposition costs, copying charges and other expenses.

     This Note shall be governed and construed in accordance with the laws of the State of Oregon applicable to contracts made and to be performed therein (excluding choice-of-law principles). Cobalt hereby irrevocably submits to the jurisdiction of any state or federal court sitting in Oregon in any action or proceeding brought to enforce or otherwise arising out of or relating to this Note, and hereby waives any objection to venue in any such court and any claim that such forum is an inconvenient forum.

     This Note is given in a commercial transaction solely for business purposes.

     Cobalt and all sureties, endorsers, guarantors and other parties now or hereafter liable for the payment of this Note, in whole or in part, hereby severally (i) waive demand, notice of demand, presentment for payment, notice of nonpayment, notice of default, protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notices, and further waive diligence in collecting this Note or in enforcing any of the security for this Note; (ii) agree to any substitution, subordination, exchange or release of any security for this Note or the release of any party primarily or secondarily liable for the payment of this Note; (iii) agree that Seller shall not be required to first institute suit or exhaust its remedies hereon against Cobalt or others liable or to become liable for the payment of this Note or to enforce its rights against any security for the payment of this Note; and (iv) consent to any extension of time for the payment of this Note, or any installment hereof, made by agreement by Seller with any person now or hereafter liable for the payment of this Note, even if Cobalt is not a party to such agreement.

     All agreements between Cobalt and Seller, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason


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of demand or acceleration of the Maturity of this Note or otherwise, shall the interest contracted for, charged, received, paid or agreed to be paid to Seller exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to Seller in excess of the maximum amount permissible under applicable law, the interest payable to Seller shall be reduced to the maximum amount permissible under applicable law; and if from any circumstance shall Seller ever receive anything of value deemed interest by applicable law in excess of the maximum amount permissible under applicable law, an amount equal to the excessive interest shall be applied to the reduction of the principal hereof and not to the payment of interest, or if such excessive amount of interest exceeds the unpaid balance of principal hereof, such excess shall be refunded to Cobalt. All interest paid or agreed to be paid to Seller shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full period (including any renewal or extension) until payment in full of the principal so that the interest hereon for such full period shall not exceed the maximum amount permissible under applicable law. Seller expressly disavows any intent to contract for, charge or receive interest in an amount which exceeds the maximum amount permissible under applicable law.

UNDER OREGON LAW (ORS 41.580), AFTER OCTOBER 8, 1989, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY A LENDING PARTY CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES, OR SECURED SOLELY BY THE BORROWER'S RESIDENCE, MUST BE IN WRITING, SET FORTH THE CONSIDERATION GIVEN AND BE SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE LENDING PARTY TO BE ENFORCEABLE.

                                        THE COBALT GROUP, INC.


                                        -------------------------------------
                                        By:
                                        Its:


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Schedule to Exhibit 10.19

Other similar Notes of the Company dated April 30, 1999:


Holder                                            Principal Amount

Parts Finder Locating Systems, Inc.               $2,880,000

Locators, Inc.                                    $3,720,000

















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